Exhibit 10.15

[Company logo]

Frederick M. Strader

President and Chief Executive Officer

March 2, 2004

Mr. John Michitsch

2604 Golf Island Road

Ellicott City, MD  21042

Dear John:

This letter is to confirm the details of your employment offer for your appointment to Executive Vice President, reporting directly to me.  Your base salary will be $6,732.00 bi-weekly or annualized at $175,032.00.

In addition to your salary, I would like to offer you the following benefits:

1.          You will become a participant in the UIC Management Incentive Plan with a target set at 45% for fiscal year 2004; actual incentive could be up to 90%.

2.          You will receive a Long-term Incentive Compensation Award of 20,000 stock options, 1/3 of which vest on the 1st three anniversaries of your start date.

3.          You will accrue vacation at a rate of 13.4 hours per month for an annual total of four weeks.

4.          The Company shall pay to you an automobile allowance of ten thousand dollars ($10,000) per annum, commencing with your start date, payable in accordance with our normal payroll practices.

This offer is contingent upon your successful completion of our post-offer physical examination and meeting our security requirements.

If the terms and conditions meet with your understanding, please sign and date this letter and return it to me at your earliest convenience.

John, we look forward to your reply and your immediate contributions to a mutually successful 2004.

Sincerely,	Acceptance:

/s/ Frederick M. Strader	/s/ John Michitsch	8 Mar 04
Frederick M. Strader		Date

P.O. Box 126
Hunt Valley, Maryland 21030-0126
(410) 628-6600
Fax: (410) 628-3644
mailto:Strader@aaicorp.com